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                                                                    EXHIBIT 99.1


                                 PRESS RELEASE


FOR IMMEDIATE RELEASE:                            CONTACT:

Tremont Corporation                               Mark A. Wallace
1999 Broadway, Suite 4300                         Vice President and Controller
Denver,  Colorado  80202                          (303) 296-5651


                   TREMONT REPORTS THIRD QUARTER 1996 RESULTS

         DENVER, COLORADO . . . October 24, 1996 . . . Tremont Corporation (NYSE: TRE) reported third quarter net income of $2.2 million, or $.28 per share, compared to $1.6 million, or $.21 per share, for the same quarter in 1995. For the first nine months of 1996, Tremont reported net income of $28.5 million, or $3.72 per share, compared to $.6 million, or $.08 per share, for the same period in 1995.

         The Company's equity in earnings of 30%-owned TIMET was $4.1 million for the third quarter of 1996 compared to a loss of $.2 million for the same quarter in 1995. TIMET reported net income of $13.3 million in the third quarter of 1996 on sales of $123.4 million, compared to a net loss of $.3 million for the third quarter of 1995. The significant improvement in TIMET's titanium metals business reflects continuing growth in demand for aerospace and golf titanium products and selling prices in the third quarter which were about 13% higher than year-ago levels.

         The Company's equity in earnings of 18%-owned NL was a loss of $1.7 million in the third quarter of 1996 compared to income of $2.1 million in the third quarter of 1995. NL reported a net loss of $4.2 million in the third quarter of 1996 compared to net income of $17.4 million in the same quarter of 1995. NL's third quarter average selling prices for titanium dioxide pigments
(TiO2) were 15% below the third quarter of 1995 and 6% below the second quarter of 1996. NL expects average TiO2 prices in the fourth quarter to be somewhat below the third quarter average. While prices have declined, demand for TiO2 has continued to grow. NL expects to report a loss for the fourth quarter of 1996 and its Board of Directors has suspended the regular quarterly dividend.

         The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity of titanium metals and TiO2, competitive products, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.

         Tremont Corporation, headquartered in Denver, Colorado, is a leading integrated producer of titanium metal products.



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                                  TREMONT CORPORATION

                          SUMMARY OF CONSOLIDATED OPERATIONS

                         (In millions, except per share data)

                                      (Unaudited)

                                        QUARTER ENDED               NINE MONTHS ENDED
                                        SEPTEMBER 30,                 SEPTEMBER 30,
                                     -------------------         -----------------------
                                     1995*          1996         1995*              1996
                                     -----         -----         -----             -----
Equity in earnings (loss) of:
  TIMET                              $(.2)         $ 4.1         $(4.8)            $ 8.7
  NL                                  2.1           (1.7)          6.3               1.0
  Other                               --              .7           --                1.4
                                     ----          -----         -----             -----
                                      1.9            3.1           1.5              11.1

Gain on sale of TIMET stock           --             --            --               27.6
Corporate expenses, net                .3             .2            .9               3.2
                                     ----          -----         -----             -----

  Income before income
    taxes and minority interest       1.6            2.9            .6              35.5

Income tax expense                    --              .5           --                6.6
Minority interest                     --             (.2)          --                (.4)
                                     ----          -----         -----             -----

  Net income                         $1.6          $ 2.2         $  .6             $28.5
                                     ====          =====         =====             =====

Net income per common share          $.21          $ .28         $ .08             $3.72
                                     ====          =====         =====             =====

Weighted average common shares        7.4            7.7           7.4               7.7
                                     ====          =====         =====             =====

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* Reclassified